Exhibit 10.24

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the Effective Date (defined below), by and between Bally’s Management Group, LLC (“BMG”), a Delaware corporation (the “Company”), and H.C. Charles Diao (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive as its Senior Vice President, Finance and Treasurer, and Executive desires to accept said employment, subject to the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises, representations and covenants contained herein, the parties hereto agree as follows:

1.              EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts such employment, subject to the terms and conditions set forth herein. Executive will hold the position of Senior Vice President, Finance and Treasurer of the Company (the “Position”) and will report directly to the Executive Vice President, Chief Financial Officer.

2.              TERM. The initial term of employment under this Agreement will begin on the Effective Date and will continue until December 31, 2026, subject to prior termination in accordance with the terms hereof (the “Initial Term”). The Initial Term will be automatically extended for successive additional terms of one year first commencing on the day immediately following each December 31st in the Initial Term (each such period, an “Additional Term”), and subsequently on each annual anniversary of the end of an Additional Term, unless either Party gives written notice to the other Party of non-extension at least 60 days prior to the end of the Initial Term or to the end of the then-applicable Additional Term (the Initial Term and any Additional Term(s), collectively, the “Term”). The Executive acknowledges that Executive’s employment may be terminated at any time for any reason or for no reason, in accordance with the terms of Section 7.

3.              COMPENSATION.

(a)            The Company will pay to Executive, in accordance with the Company’s regular payroll practices, an annual base salary of Five Hundred Thousand Dollars ($500,000.00), which will be reviewed annually.

(b)            Executive will be eligible to receive an annual cash performance bonus for each calendar year that ends during the Term, based on performance against performance criteria (each, an “Annual Bonus”). The performance criteria for any particular calendar year will be approved by the Company’s Board of Directors or designated Committee (the “Board”). Such performance criteria may, at the sole and exclusive discretion of the Board, include factors and considerations not directly related to the Company’s financial performance. Executive’s target Annual Bonus for a calendar year will be in an amount equal to Seventy Five percent (75%) of Executive’s annual base salary. The actual amount of the Annual Bonus paid, if any, shall be subject to the achievement of the performance criteria established by the Board for that year to the satisfaction of the Board, with greater or lesser amounts paid for performance above and below target levels, as determined in the Board’s sole and exclusive discretion, and with no amount payable for performance below a threshold level of performance established by the Board. Executive’s Annual Bonus for a bonus period, if any, will be paid in the fiscal year following the fiscal year to which such Annual Bonus relates at the time as annual bonuses are paid to other similarly-situated employees generally, but in any event no later than March 15th of the year following the year to which the Annual Bonus relates. Except as otherwise provided in this Agreement or applicable law, Executive must be employed by the Company on the payment date in order to be eligible for an Annual Bonus.

(c)            During the Term, Executive shall be eligible to receive an equity grant in such form and in such amount, if any, as approved by the Board’s Compensation Committee and subject to the Executive’s execution of any related documentation required by the Company. These awards will be reflected in the Company’s standard Restricted Stock Units (“RSU”) and Performance Stock Units (“PSU”) agreements with Bally’s Corporation, which are subject to the Bally’s Corporation 2021 Equity Incentive Plan, as amended from time to time, and the number of shares will be calculated based on the closing price on the Commencement Date.

4.             BUSINESS EXPENSES. During the Term, the Company will reimburse Executive, upon presentment of suitable receipts, vouchers, and completed expense reports, for all reasonable business expenses which may be incurred by Executive in connection with Executive’s employment. Executive will comply with such restrictions and will keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder (the “Code”).

5.              OTHER BENEFITS. During the Term, Executive will be eligible for paid time off (“PTO”) in accordance with Company policy as established and amended from time to time, and will be eligible to participate in such benefit plans and arrangements and to receive any other benefits customarily provided by the Company to its management personnel (the “Benefit Plans”). Unused PTO in any calendar year may not be carried over to any subsequent calendar year (or partial portions thereof), except to the extent required by an applicable state or local paid sick law.

6.              DUTIES.

(a)            Executive will perform such duties and functions as the Executive Vice President, Chief Financial Officer may assign to Executive, consistent with the duties and functions customarily associated with Senior Vice President, Finance and Treasurer, including any duties or functions with or for any member of the Company Group (as hereinafter defined). Executive will comply in the performance of Executive’s duties with the policies of BMG and the Company.

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(b)           During the Term, Executive will devote all of Executive’s business time and attention to the business of the Company, as necessary to fulfill Executive’s duties; provided that the foregoing will not prevent Executive from (i) serving on the boards of directors of non-profit organizations and, subject to the prior written approval of the Board, other for-profit companies; (ii) participating in charitable, civic, educational, professional, community or industry affairs; and (iii)   managing Executive’s passive personal investments, so long as all such activities in the aggregate do not interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict. As of the Effective Date, the Company acknowledges that Executive is member of the following Boards: Turning Point Brands, Inc. (NYSE-TPB), Griffon Corp (NYSE-GFF), and Synechron Holdings, Ltd.

(c)            Executive will perform the duties assigned to Executive with fidelity and to the best of Executive’s ability.

(d)           Executive agrees that, at all times during the Term, Executive will obtain and maintain, in full force and effect, any and all licenses, permits and work authorizations in respect of the Position that may be required by any government authority or agency to enable Executive to properly work and perform the duties of Executive’s Position.

7.             TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION OF EMPLOYMENT.

(a)            Executive’s employment hereunder will terminate upon the first to occur of the following:

(i)            in accordance with the terms of Section 7(f) upon written notice to Executive upon the determination by the Company that Executive’s employment will be terminated for any reason which would not constitute Justifiable Cause (as herein defined);

(ii)           upon written notice to Executive upon the determination by the Company that there is Justifiable Cause for such termination;

(iii)          automatically upon the death of Executive;

(iv)          in accordance with the terms of Section 7(e) upon the Disability (as herein defined) of Executive;

(v)           upon Executive’s voluntary termination of employment. Executive agrees to provide sixty (60) days’ prior written notice of voluntary termination to the Company; or

(vi)          Upon the expiration of the Term set forth in Section 2.

(b)           For the purposes of this Agreement:

(i)            “Beneficial Owner” has the definition given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (or any successor rule thereto);

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(ii)           “Change-In-Control” “Change in Control” means a change in the effective ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case within the meaning of Treasury Regulation section 1.409A-3(i)(5); provided, however, that for the purposes of this Agreement, a transaction by which the Company or Parent undertakes a full stock conversion or minority stock offering or a Change in Control triggered by the level of ownership or control of a Permitted Holder shall not be deemed to constitute a Change in Control for purposes of this Agreement.

(iii)          “Disability” means the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform the material and essential functions of Executive’s duties for a period exceeding a total of thirteen (13) weeks (whether or not consecutive) in any twelve (12) month period, as reasonably determined by the Company in good faith, with a reasonable accommodation (as defined under applicable law).

(iv)          “Justifiable Cause” means:

(1)            Executive's continued failure or refusal to perform Executive’s duties pursuant to this Agreement after notice from the Company which, if curable, is not cured within ten (10) business days of Executive's receipt of written notice thereof from the Company;

(2)            Executive’s material breach of this Agreement which, if curable, is not cured within ten (10) business days of Executive's receipt of written notice thereof from the Company;

(3)            Executive's commission of, conviction of, or plea of guilty or nolo contendere to a) any crime or offense involving fraud, dishonesty, breach of trust, moral turpitude, b) any crime or offense involving a federal, state or local law applicable to the business of the Company, c) any felony, or d) any crime or offense that carries a potential sentence of one year or more;

(4)            Executive's performance of any act, or Executive’s failure to act, which constitutes, in the reasonable good faith determination of the Company, dishonesty or fraud, including misappropriation of funds or a misrepresentation of the operating results or financial condition of BMG or the Company to the Board or to any executive of BMG or the Company;

(5)            Executive's illegal use of controlled substances;

(6)            Executive’s violation of a material Company policy or code of conduct;

(7)            the revocation, loss, or non-renewal of Executive's gaminglicense; or

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(8)           any act or omission by Executive involving malfeasance or gross negligence in the performance of Executive's duties, or the failure to meet performance standards for Executive’s role; and

(v)          “Person” means an individual, corporation, limited liability company, association, partnership, joint venture, organization, business, trust or any other entity or organization, including a government or any subdivision or agency thereof, other than any direct or indirect subsidiary of Holdings.

(vi)         “Permitted Holder” means (i) (A) Standard General, L.P., (B) its affiliates and (C) any funds or accounts managed or controlled by it or its affiliates (clauses (A) through (C), collectively, “Standard General Investors”), (ii) any Person with whom one or more of the Standard General Investors forms a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) so long as, in the case of this clause (ii), the relevant Standard General Investors (taken as a whole) directly or indirectly beneficially own more than 50% of the relevant voting power of the issued and outstanding voting stock of the Company owned by such “group,” and (iii) Sinclair Broadcasting Group, Inc. and its affiliates. For purposes of this Section 7(b)(vi), “affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Standard General, L.P. or Sinclair Broadcasting Group, Inc., as applicable, as determined by the Committee or the Board, as applicable, in its discretion.

(c)            Upon termination of Executive's employment by the Company for Justifiable Cause, or a resignation by Executive pursuant to Section 7(a)(vi), Executive will not be entitled to any amounts or benefits hereunder, other than such unpaid portion of Executive's Base Salary and any other monies Executive is entitled to as a matter of right under the Company's written and established policies and Benefit Plans and reimbursement of expenses pursuant to Section 4 as have been accrued through the date of Executive’s termination of employment, which amounts will be paid as soon as reasonably practicable following the termination date (collectively, the “Accrued Amounts”).

(d)           If Executive should die during the Term, this Agreement will terminate immediately. In such event, Executive's estate will thereupon be entitled to receive (i) any Accrued Amounts and (ii) a pro-rata portion of the Annual Bonus (determined by multiplying the Annual Bonus otherwise payable to Executive for the year in which Executive’s termination of employment occurred by a fraction equal to (1) the number of days Executive was employed by the Company during the applicable performance period, divided by (2) the total number of days in the applicable performance period), payable when annual bonuses for the applicable performance period are paid to other senior executives of the Company and BMG generally, but in no event later than two and one-half (2 ½) months following the calendar year of Executive's termination (a “Pro-Rata Bonus”). Executive's estate also will be entitled to any benefits payable under the terms of the Benefit Plans.

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(e)            Upon a finding by the Company of Executive's Disability in accordance with Section 7(b)(iv), the Company will have the right to terminate Executive's employment. Any termination of Executive's employment pursuant to this section will be effective on the date thirty (30) days after the date on which the Company notifies Executive of the Company's election to terminate. In such event, Executive will thereupon be entitled to receive any Accrued Amounts employment occurred. Executive will also be entitled to any benefits payable under the terms of the Benefit Plans. Executive will receive a Pro-Rata Bonus for the year in which Executive’s termination subject to the requirements of Section 7(f)(iii) below.

(f)            (i) Termination By the Company Without Justifiable Cause. In the event that Executive's employment is terminated during the Term by the Company without Justifiable Cause (other than due to Executive's death or Disability), in addition to any Accrued Amounts, subject to the requirements of Section 7(f)(iii) below, the Company will (1) pay Executive, to the extent not yet paid, Executive's Annual Bonus for the year prior to the year in which Executive’s termination of employment occurred; (2) pay Executive a Pro-Rata Bonus for the year in which Executive’s termination of employment occurred; (3) continue to pay Executive Executive’s Base Salary for twelve (12) months in accordance with ordinary payroll practices (the “Severance Period”), and (4) provide Executive with a monthly payment during the Severance Period in the amount of the current monthly COBRA Premium, that Executive may use to purchase continuation coverage benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The payments and benefits set forth in this Section 7(f)(i) will be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any Accrued Amounts or benefits payable under the Benefit Plans).

(ii)           Change-ln-Control. In the event that, during the Term and within 12  months following a Change-ln-Control, Executive’s employment is terminated by the Company without Justifiable Cause (other than due to Executive’s death or Disability) Executive will be entitled to all the payments and benefits set forth in Section 7(f)(i), except that the Severance Period will instead equal the greater of (A) the amount of time remaining in the Term and (B) 24 months. The payments and benefits set forth in this Section 7(f)(ii) will be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any accrued amounts or benefits payable under the Benefit Plans).

(iii)          Release and Compliance Requirement. The payments and benefits payable pursuant to Section 7(f)(i) and Pro-Rata Bonus under Section 7(e), other than any Accrued Amounts, are collectively referred to as the “Severance Payments.” Notwithstanding anything herein to the contrary, the Company's obligation to make or pay any portion of any Severance Payment is conditional upon (1) within sixty (60) days following Executive's termination of employment, Executive signing, delivering to the Company, and not revoking acceptance of a separation and general release agreement in favor of Bally’s Corporation (“Parent”) and BMG , waiving all claims against Parent, BMG, and their directors, officers, employees, benefits plans, and agents arising from Executive's employment in the Position and termination in a form and substance acceptable to Parent and BMG (“Severance Agreement”); and (2) Executive's compliance with Executive’s obligations under Sections 9 and 10 hereof and any other agreement concerning confidentiality, solicitation and competition. Subject to the foregoing, any Severance Payments due hereunder will commence with the Company's first regularly scheduled payroll date which is at least 14 days following the later of the Company’s receipt of the signed Severance Agreement or the end of any revocation period, whichever is later (the “Severance Payment Commencement Date”), with any such Severance Payments that would otherwise have been payable prior to the Severance Payment Commencement Date instead being accumulated (without interest) and paid on the Severance Payment Commencement Date.

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 (g)          Upon Executive's voluntary termination of Executive’s employment or the expiration of the Term, this Agreement (subject to Section 24) will terminate. Executive will be entitled to (1) any Accrued Amounts and (2) continue to participate in the Benefit Plans to the extent participation by former employees is required by law, with the expense of such participation to be as specified in such plans for former employees. Executive will also be entitled to any benefits payable under the terms of the Benefit Plans.

(h)           Upon the Company giving notice of termination pursuant to Section 7(a)(i), or 7(a)(ii) or 7(a)(iii) or Executive giving notice of termination pursuant to Section 7(a)(v), the Company may require that Executive immediately leave the Company's premises and cease reporting to work, but such requirement will not affect the effective date of termination of employment or any other amounts payable pursuant to this Section 7.

(i)             Following the termination of Executive's employment for any reason, if and to the extent requested by the Board, Executive agrees to resign from all fiduciary positions (including as trustee) and all other offices and positions Executive holds with the Company Group; provided, however, that if Executive refuses to tender Executive's resignation after the Board has made such request, then the Board will be empowered to remove Executive from such offices and positions without providing Employee any additional consideration.

8.             REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE. Executive represents and warrants that Executive is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing or hindering the performance of Executive’s duties hereunder.

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9.             MUTUAL NONDISPARAGEMENT.

Executive agrees that following the termination of Executive’s employment for any reason, Executive shall not publicly make any disparaging, detrimental, or derogatory remarks or statements (written, oral, telephonic, electronic, or by any other method) about Parent, the Company, their parent(s), subsidiaries or affiliates (collectively, the “Company Group”) or any of their respective owners, partners, managers, directors, officers, employees or agents, including, without limitation, any remarks or statements that could be reasonably expected to adversely affect in a material manner (i) the conduct of the Company Group’s businesses or (ii) the business reputation or relationships of the Company Group or any of their past or present officers, directors, agents, employees, attorneys, successors and assigns, in each case, except to the extent required by law or legal process. Similarly, following termination of Executive’s employment for any reason, neither the Company’s officers in their official capacity, nor the members of the Board, shall make any such statements about Executive. This provision is not intended to prevent Executive’s cooperation through investigation, testimony, or otherwise with an administrative agency or court, when the communication is not so disloyal, reckless, or maliciously untrue as to lose the protection of the law.

Nothing in this section, or in the remainder of this Agreement, shall prohibit Executive from filing a charge with a government agency, including the U.S. Equal Employment Opportunity Commission or any similar state or local fair employment practices agency, or from talking to or cooperating in any investigation by with the U.S. Equal Employment Opportunity Commission, any similar state or local fair employment practices agency, or the Securities and Exchange Commission, and no notice to the Company is required under these circumstance

10.            INVENTIONS AND DISCOVERIES.

(a)            Executive agrees that all inventions, designs, improvements, original works of authorship, formulas, processes, computer programs, databases, techniques and trade secrets (“Inventions”) that (1) Executive develops using equipment, supplies, facilities, or trade secrets of the Company Group, (2) result from work performed by Executive for the Company Group, or (3) relate to the business or actual or anticipated research or development of the Company Group, will be the sole and exclusive property of, and are hereby assigned to, the Company. Executive will promptly and fully disclose to Parent and the Company, with all necessary detail for a complete understanding of the same, all Inventions (whether copyrightable, patentable or otherwise).

(b)           Executive acknowledges and agrees that Employee will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign proprietary rights relating to Inventions in any and all countries. To that end, Executive will execute, verify, and/or deliver such documents and perform such other acts (including appearing as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, maintaining, and enforcing such proprietary rights and the assignment thereof. Executive’s obligation as set forth above will continue beyond the termination of Executive’s employment with the Company.

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11.           SPECIFIC PERFORMANCE. Executive agrees that if Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 9 or 10, the Company and each other member of the Company Group shall have, in addition to, and not in lieu of, any other rights and remedies available under law and in equity, the right to injunctive relief and/or to have the provisions specifically enforced by a court of competent jurisdiction, without the posting of any bond or other security, it being agreed that any breach or threatened breach of Sections 9 or 10   would cause irreparable injury to the Company Group and that money damages would not provide an adequate remedy. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of Executive’s right to contest whether a breach or threatened breach of Sections 9 or 10 has occurred

12.           COOPERATION. Both during and after the Term, Executive shall cooperate fully with the Company and with any legal counsel, expert or consultant it may retain to assist it in connection with assisting the Company transition of Executive’s duties as necessary for corporate governance and regulatory compliance requirements, internal/external audit functions, financial reporting purposes, and as otherwise necessary for any judicial proceeding, arbitration, administrative proceeding, governmental investigation or inquiry, involving any member of the Company Group, including full disclosure of all relevant information and truthfully testifying on the Company's behalf (or, at the request of the Company, on behalf of a member of the Company Group) in connection with any such proceeding or investigation; provided that the Company shall provide reasonable advance notice to the Executive of any needs after his employment with the Company has terminated. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this section.

13.           INDEMNIFICATION. During Executive's employment by the Company, and thereafter, Executive will be indemnified and held harmless for Executive’s activities as an officer to the fullest extent provided by the governing documents of the Company, or governing law, whichever is more restrictive.

14.           LIABILITY INSURANCE. During Executive's employment by the Company, the Company will cover Executive under directors' and officers' liability insurance in the same amount and to the same extent as the Company covers its other directors and executive employees.

15.           AMENDMENT OR ALTERATION. No amendment or alteration of the terms of this Agreement will be valid unless made in writing and signed by both of the parties hereto. Any amendment or alteration of this Agreement in violation of this section shall be void.

16.           GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Rhode Island applicable to agreements made and to be performed therein. The parties hereto consent to the exclusive jurisdiction of the state and federal courts located in Rhode Island, as well as to the jurisdiction of courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or that otherwise arises out of the employment relationship. Each of the parties agrees that a final and non-appealable judgment in any action so brought will be conclusive and may be enforced by suit on the judgment in any jurisdiction within or outside the United States or in any other manner provided in law or in equity. Each party hereby expressly waives (a) any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts described above, and covenants that it will not seek in any manner to resolve any dispute other than as set forth in this paragraph, and (b) any and all objections either may have to venue, including the Inconvenience of such forum, in any of such courts. In addition, each party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement. Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Sections 9 or 10 will be subject to the limitations in this section.

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17.           SEVERABILITY. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction will not affect any other provision of this Agreement, which will remain in full force and effect.

18.           WITHHOLDING. The Company shall deduct and withhold from the payments to be made to Executive hereunder all amounts required to be deducted and withheld under the provisions of any applicable statute, law, regulation or ordinance now or hereafter enacted, and any additional amounts authorized by Executive in writing.

19.           SECTION 409A. The parties intend that any amounts payable under this Agreement, and the Company's and Executive's exercise of authority or discretion hereunder, comply with the provisions of Section 409A of the Code (“Section 409A”). To the extent Executive would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of the Company Group, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the date of termination of Executive's employment would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to Executive on the earlier of the six (6) month anniversary of Executive’s date of termination or on the date of Executive’s death. To the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of Executive's employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the first day following the six (6) month anniversary of Executive's date of termination or on the date of Executive’s death. Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A will be paid or provided only upon a “separation from service” as defined in Treas. Reg.§ 1.409A-1(h). Each payment made under this Agreement will be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement will be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. § 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. §§ 1.409A-1 through A-6. With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under Section 409A or is required to be included in Executive's gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) will be reimbursed no later than December 31st of the year following the year in which Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Executive's right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no particular tax result for Executive with respect to any income recognized by Executive in connection with this Agreement is guaranteed, and Executive will be responsible for any and all income taxes due with respect to the arrangements contemplated by this Agreement.

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20.           ADDITIONAL COMPANY COVENANTS. For purposes of this section: (a) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax and (b) “Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise. The parties hereto agree to work in good faith in order to mitigate the potential impact of the Excise Tax on Executive. In the event that the Company determines (after consulting with an independent accounting or compensation consulting company) that any Payment would subject Executive to the Excise Tax, then the Payments will be reduced to the extent necessary so that no portion thereof is subject to the Excise Tax.

21.           NOTICES. All notices and other communications required or permitted hereunder will be in writing and will be deemed given when delivered (a) personally, (b) by registered or certified mail, postage prepaid with return receipt requested or (c) by PDF email scan with evidence of completed transmission.

22.           COUNTERPARTS AND FACSIMILE/PDF SIGNATURES. This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together will be deemed an original of this Agreement. For purposes of this Agreement, a facsimile, scanned, or PDF copy of a party's signature will be sufficient to bind such party.

23.           WAIVER OF BREACH. It is agreed that a waiver by either party of a breach of any provision of this Agreement will not operate, or be construed, as a waiver of any subsequent breach by that same party.

24.           ENTIRE AGREEMENT AND BINDING EFFECT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, both written and oral, between the parties with respect to the subject matter hereof (including any employment agreement previously entered into by the Company (or any of their respective predecessors) and Executive). This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns; provided, however, that Executive will not be entitled to assign or delegate any of Executive’s rights or obligations hereunder without the prior written consent of the Company. It is intended that Sections 9 and 10 are to the benefit of each of Parent, the Company and each other member of the Company Group, each of which is entitled to enforce the provisions of Sections 9 and 10 and is deemed to be an intended third-party beneficiary of this Agreement.

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25.           SURVIVAL. The obligations of the parties under this Agreement that by their nature may require either partial or total performance after the expiration or termination of the Term or this Agreement (including those under Sections 9 and 10) shall survive any termination or expiration of this Agreement.

26.           FURTHER ASSURANCES. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

27.           CONSTRUCTION OF AGREEMENT. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision. Unless otherwise indicated, any reference to a “Section” means a Section of this Agreement. The word “including” (in its various forms) means including without limitation. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

28.           HEADINGS. The Section headings appearing in this Agreement are for the purposes of easy reference and are not considered a part of this Agreement nor do any Section heading(s) in any way modify, amend and/or affect any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates set forth below, to be effective as of the date last executed below (the “Effective Date”).

By:	/s/ Kim Barker Lee	Date:	May 8, 2023
[NAME] Kim Barker Lee
[TITLE] EVP & Chief Legal Officer

	/s/ H.C. Charles Diao	Date:	May 8, 2023
[Executive]

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